Exhibit 99.1
News Release

FHLBank San Francisco Names Anne Segrest McCulloch Chief Legal Officer

SAN FRANCISCO, Nov. 09, 2021 —The board of directors of the Federal Home Loan Bank of San Francisco (FHLBank San Francisco) has appointed Anne Segrest McCulloch executive vice president, chief legal officer and corporate secretary, effective November 18, 2021. Ms. McCulloch, a seasoned financial services and housing industry executive and regulatory attorney with more than 30 years in the industry, will assume the position as a result of the retirement of the Bank’s current executive vice president, chief legal officer and corporate secretary, Suzanne Titus-Johnson.

“I am thrilled to welcome Anne to the team. Anne’s understanding of the legal and regulatory landscape facing the housing industry coupled with her deep history of leveraging legal strategies to expand affordable housing options will be an asset to the Bank and our entire member base,” said Teresa Bryce Bazemore, president and CEO of FHLBank San Francisco.

Ms. Titus-Johnson has served the Bank since 1986 and has made countless contributions to the Bank’s mission of providing members with reliable access to low-cost liquidity, essential financial services and expertise, and resources for affordable housing and economic development.

“Suzanne has been an integral member of the Bank’s leadership team for 35 years. Throughout her tenure, she has provided solid legal counsel and problem-solving strategies that have positioned us for the future,” said Bazemore. “On behalf of the board of directors and the Bank’s leadership team, I’d like to thank Suzanne for her outstanding guidance and trusted partnership throughout her tenure.” Titus-Johnson’s effective retirement date will be December 17, 2021.

As chief legal officer, Ms. McCulloch will be responsible for providing legal counsel to the Bank’s management and board of directors, including advising on regulatory matters affecting the development and execution of the Bank’s business strategies, policies, and practices. She will also direct and manage the Bank’s legal staff, outside counsel, and the public affairs team.

Ms. McCulloch presently serves as president and chief executive officer for Housing Partnership Equity Trust, a national, public purpose real estate investment trust focused on preserving and maintaining affordable rental housing throughout the United States. A recognized authority on housing, she has held senior positions at Fannie Mae, the U.S. Department of Housing and Urban Development, the Federal Deposit Insurance Corporation, and the Resolution Trust Corporation. McCulloch holds a bachelor’s degree in American studies and a law degree from Tulane University. She will report to Ms. Bazemore.

About Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. Our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–rely on us to deliver prompt access to low-cost funding, risk management tools, and resources for affordable housing and community economic development. Together with our members and other partners, we are making the communities we serve more resilient and vibrant.

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Contact: Mary Long, Senior Director, Marketing Communications
longm@fhlbsf.com, 415-572-6717